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Exhibit (d)(2)

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
1999 OPTION PLAN

     Prospectus

The date of this prospectus is July 12, 2001

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

i

INTRODUCTION

    The following questions and answers give a summary of the main features of the interWAVE Communications International. Ltd. 1999 Option Plan (the "Plan"). Please read this prospectus carefully.

1. What is the Plan?

    The Plan permits interWAVE Communications International. Ltd. ("interWAVE") to issue shares of its common stock ("Shares") to eligible employees and consultants of interWAVE and its subsidiaries. Shares are issuable through the grant of awards ("Awards"), including stock options. Stock purchase rights may also be granted under the Plan.

    An individual who has received one or more Awards is referred to in this prospectus as a "participant".

2. What are the purposes of the Plan?

    The Plan is intended to provide an incentive to eligible employee and consultants whose present and potential contributions are important to the continued success of interWAVE, to afford these individuals the opportunity to acquire a proprietary interest in interWAVE, and to enable interWAVE to enlist and retain in its employment the best available talent for the successful conduct of its business.

3. How many Shares are available for issuance under the Plan?

    There are 6,300,968 Shares available for issuance under the Plan, plus (a) any Shares subsequently returned to the interWAVE 1994 Stock Plan (the "1994 Stock Plan") as a result of termination of options or repurchase of Shares issued under the 1994 Plan, and (b) an annual increase to be added on the first day of the Company's fiscal year beginning in fiscal year 2000 equal to the lesser of (i) 2,000,000 Shares, (ii) 4% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors of interWAVE (the "Board"). Such Shares may be authorized but unissued Shares or reacquired Shares.

    If an Award expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled Shares that were subject to the Award generally again will be available for grant under the Plan. If interWAVE experiences a stock split, reverse stock split, stock dividend, reclassification, or other similar change to its capital structure, the Board will adjust (as appropriate) the number of Shares available for issuance under the Plan and any outstanding Awards.

4. What should I know about this prospectus?

    This prospectus describes the main features of the Plan as of July 12, 2001. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the official Plan document, the Plan document will govern.

ADMINISTRATION AND ELIGIBILITY

5. Who administers the Plan?

    interWAVE's Board or a committee appointed by the Board administers the Plan (as applicable, the "Administrator"). The Administrator has all discretion and authority to administer the Plan and to control its operation. Subject to the terms of the Plan, the Administrator has the power to:

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  select which eligible employees and consultants will be granted Awards,

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  determine the terms and conditions of each Award (which need not be the same), and

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  interpret the terms of the Plan and the outstanding Awards.

    The Administrator may make whatever rules it considers appropriate for the administration and interpretation of the Plan. All decisions made by the Administrator are final and binding on all persons who have been granted Awards or who hold Options or Stock Purchase Rights.

6. Who is eligible to participate in the Plan?

    Awards may be granted to employees, directors and consultants of interWAVE and its subsidiaries. For purposes of the Plan, a "subsidiary" generally is a subsidiary of interWAVE if interWAVE directly or indirectly owns at least 50% of the corporation's voting stock. The Administrator has complete authority to determine which eligible employees, directors and consultants will be selected for participation in the Plan, except that eligible outside directors will automatically receive an option grant to purchase 10,000 shares each year.

7. Does participation in the Plan affect my employment or service?

    No. The grant of an Award under the Plan does not affect the terms and conditions of your employment or service. interWAVE and its subsidiaries reserve the right to terminate your employment or service at any time, with or without cause, subject to the provisions of local law. The grant of an Award does not entitle you to any future award, compensation or severance pay.

STOCK OPTIONS

8. What is an option and how do I benefit from it?

    An option gives you the right to purchase a specified number of Shares for a fixed price (the "exercise price") during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to buy the Shares at a "discount." If the value of the Shares does not increase above your exercise price, you will not recognize a benefit from your option.

    The principal benefit of your option is the potential to profit from any increase in the value of the Shares subject to the option during the period in which the option is exercisable, without risking any of your money.

    Please note that the grant and exercise of your option are subject to any United States and local laws, including, but not limited to, laws relating to securities and foreign currency, as well as any interWAVE policies that may apply to you. By accepting and exercising your option, interWAVE deems that you have authorized and directed interWAVE or any subsidiary of interWAVE to disclose to interWAVE or any of its subsidiaries any information regarding your employment or service, the nature and amount of your compensation and the details of your participation in the Plan as interWAVE or the subsidiary finds necessary to facilitate the administration of the Plan.

9. Are there different kinds of options?

    The Plan permits the grant of either incentive stock options (which are entitled to favorable federal tax treatment ("ISOs") or nonstatutory stock options (that is, options that are not ISOs) ("NSOs"). ISOs can only be granted to employees of interWAVE or a subsidiary of interWAVE at the time of grant.

    The principal differences to you between an ISO and a NSO relate to federal income tax consequences (see "U.S. TAX INFORMATION" below).

10. How will I know the terms of my option?

    Each option granted under the Plan is evidenced by a written agreement (an "option agreement") between interWAVE and you. The option agreement will show all of the following, all of which the Administrator determines in its discretion:

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  the exercise price of the option,

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  the expiration date of the option,

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  the total number of Shares that may be purchased under the option,

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  any conditions to exercise of the option, and

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  any other terms and conditions of the option.

    The option agreement also will specify that the option is intended to be an ISO or an NSO.

11. Is there a limit on the number of Shares that I may purchase?

    The Administrator has the discretion to determine the number of Shares subject to each option, except that you may not receive options covering more than a total of 500,000 Shares during any fiscal year of interWAVE. However, in connection with a participant's initial employment or service, the Administrator may grant the participant options to purchase up to an additional 100,000 Shares, which will not count against the 3 million limit described above.

12. What is the exercise price of my option?

    The exercise price is the price at which you may purchase a Share by exercising an option. The Administrator has the discretion to determine the exercise price of each option, except that the exercise price of an ISO or an NSO that is intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code") may not be less than 100% of the fair market value of the Shares subject to the option on the date of grant. (In rare circumstances, the exercise price of an ISO must be at least 110% of the fair market value of the Shares subject to the option at the time of grant.)

13. When can I exercise my option?

    You generally cannot immediately exercise an option granted under the Plan. Instead, an option will become exercisable (that is, it will "vest") at the time or times shown in the related option agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment or service with interWAVE). The Administrator has the discretion to determine the vesting schedule for each option, including any conditions to vesting.

14. How do I pay the exercise price of my option?

    The Administrator determines how you may pay the exercise price of an option. The Administrator's current policy is to permit payment of the exercise price:

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  in cash or by check,

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  by promissory note or reduction in interWAVE's liability to you,

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  by the tender of already-owned Shares that have been held for at least 6 months if acquired pursuant to an exercise of stock options, and that have a fair market value equal to the exercise price, or

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  by an immediate sale of some or all of the Shares acquired upon exercise.

    An immediate sale is when the exercise price (and any required tax withholding) is paid by requesting an interWAVE approved stockbroker to sell all or part of the Shares acquired upon exercise (often referred to as a "cashless exercise" or "same-day sale"). That is, the stockbroker will forward part of the proceeds to interWAVE as necessary to pay the exercise price and any required tax withholding. The stockbroker will then send the remaining cash proceeds (less any commissions and fees) or Shares directly to you.

    For purposes of the Plan, "fair market value" generally means the closing sales price of the Shares as quoted on the Nasdaq National Market for the last market trading day prior to the day in question, as reported in The Wall Street Journal. interWAVE's Shares are traded under the symbol "IWAV".

15. When does my option expire?

    The Administrator has the discretion to determine the expiration provisions that apply to options. The expiration dates for any particular option will be shown in the related option agreement. The expiration date is the date on which your option expires and after which you no longer may exercise the option. Expiration dates may vary for different options and in different circumstances. Therefore, it is important for you to read and understand your individual option agreement.

16. What happens if my employment or service is terminated?

    If your employment or service is terminated for any reason (other than due to your death or total and permanent disability), your Option may be exercised, to the extent it is then vested, for such period of time as is set forth in your option agreement or 3 months, but in no event later than the original expiration date of the Option. To the extent that the Option is not exercised within the specified time period, the Option will terminate.

    If your employment or service is terminated due to your death or total and permanent disability, your Option may be exercised, to the extent it is then vested, for a period specified in your option agreement or 12 months after the date of such termination (but in no event later than the original expiration date of the Option). To the extent that the Option is not exercised within the 12-month period, the Option will terminate.

17. Can the Administrator buy out my option?

    The Administrator may at any time offer to buy out, for a payment in cash or Shares, any outstanding option, based on such terms and conditions as the Administrator establishes and communicates to you at the time the offer is made.

STOCK PURCHASE RIGHTS

18. What are stock purchase rights?

    A stock purchase right is a right to buy Shares. The Administrator determines the terms and conditions under which Shares may be purchased pursuant to a stock purchase right granted under the Plan, including the number of Shares that may be purchased by a participant and the purchase price to be paid for the Shares. If you are granted a stock purchase right, interWAVE generally will retain the right to repurchase the Shares at their purchase price if your employment or service terminates for any reason (including death or disability). Shares that are subject to interWAVE's right to repurchase are often referred to as "restricted stock". The Administrator determines the rate at which interWAVE's repurchase option will lapse each year.

U.S. TAX AND ERISA INFORMATION

    The following discussion is intended only as a summary of the general U.S. income tax laws that apply to Awards granted under the Plan and the sale of any Shares acquired through the Awards. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Also, if you are not a U.S. taxpayer, the taxing jurisdiction or jurisdictions that apply to you will determine the tax effect of your participation in the Plan. Accordingly, interWAVE strongly advises you to seek the advice of a qualified tax adviser regarding your participation in the Plan.

    The following discussion assumes that the per Share exercise price of an option is less than the fair market value of a Share on the date of exercise.

19. What are the tax effects of NSOs?

    You will not be required to include an amount in income when you are granted an NSO. However, when you exercise the option you will have ordinary income to the extent the value of the Shares (and any cash) you receive on the date of exercise is greater than the exercise price you pay. If you exercise an option through payment of the exercise price in Shares, or in a combination of Shares and cash, you will have ordinary income upon exercise to the extent the value of the Shares purchased on the date of exercise is greater than the value of the Shares surrendered, less the amount of any cash paid upon exercise.

    Any gain or loss you recognize upon the sale or exchange of Shares you acquire generally will be treated as capital gain or loss and will be long-term or short-term, depending on whether you have held the Shares for more than one year. The holding period for such Shares will begin just after the time you recognize income. The amount of such gain or loss will be the difference between the amount you realize upon the sale or exchange of the Shares and the value of the Shares at the time you recognize income.

20. What are the tax effects of ISOs?

    ISOs are intended to qualify for the special treatment available under Section 422 of the Code. You generally are not required to include any amount in income as a result of the grant or exercise of ISOs. If you are subject to the alternative minimum tax, you may incur tax on the exercise of your ISO.

    Any gain generally will be taxed at long-term capital gain rates if you sell Shares that you purchased through the exercise of an ISO more than two years after the date of grant and more than one year after the date of exercise.

    However, if you sell Shares purchased through the exercise of an ISO within the two-year or one-year holding periods described above, generally any gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year.

    If you sell Shares that you purchased through the exercise of an ISO within either of the above holding periods in a transaction in which you would not recognize a loss (if sustained) (for example, a gift), the excess of the value of the Shares on the exercise date over the exercise price will be treated as ordinary income.

    Any loss that you recognize upon disposition of Shares purchased through the exercise of an ISO, whether before or after expiration of the two-year and one-year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one year.

    If you pay the exercise price of an ISO wholly or partly in Shares purchased through the exercise of an ISO, the payment will be treated as a disposition of the Shares if the payment is made within the two-year or one-year holding periods described above. This type of a disposition generally means that you will have ordinary income with respect to the Shares disposed of, but you generally will not have additional capital gain or loss. To the extent that you pay the exercise price of an ISO with Shares other than those you purchased through an ISO, or with Shares you purchased through an ISO that have met the holding periods described above, such payment should not be treated as a taxable disposition of the Shares used as payment. If you use Shares in full payment of the exercise price of an ISO, in general that number of Shares you receive which equals the number of Shares you use as payment will have the same basis and holding period as the payment Shares, increased by any amounts treated as income on the exchange. Additional Shares that you receive will have a zero basis and a holding period that begins on the date of exercise.

    Also, to the extent that the total fair market value of the Shares (at the time of grant) with respect to which ISOs are exercisable for the first time by any participant during any calendar year (under all plans of Palm and its subsidiaries) exceeds $100,000, such options will be treated as NSOs. For this purpose, ISOs will be taken into account in the order in which they were granted.

21. What are the tax effects of stock purchase rights?

    Generally, no income will be recognized by you in connection with the grant of a stock purchase right or the exercise of the right for unvested Shares, unless you file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") within 30 days of the date of exercise of the stock purchase right. Otherwise, as interWAVE's repurchase right lapses, you will recognize ordinary income when (and if) the Shares vest and no longer can be forfeited. If you make a Code Section 83(b) election, you will recognize ordinary income at the time you exercise a stock purchase right. However, if you later forfeit the Shares, no tax deduction is allowed with respect to the forfeiture. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the Shares at the time you recognize income, less the amount (if any) you pay for the Shares.

22. What are the tax effects for interWAVE?

    interWAVE generally will receive a deduction for federal income tax purposes in connection with an Award equal to the ordinary income you realize. interWAVE will be entitled to such deduction at the time that you recognize the ordinary income.

23. Is the Plan subject to ERISA?

    The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), nor is it qualified under Section 401(a) of the Code.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows interWAVE to "incorporate by reference" the information it files with the SEC, which means that interWAVE can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. interWAVE incorporates by reference the documents listed below:

  1.
  interWAVE's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 Act, as amended (the "1934 Act");

  2.
  All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in paragraph (1) above; and

  3.
  The description of Shares contained in interWAVE's Registration Statement on Form F-1, as it may have been amended from time to time.

    All documents filed by interWAVE pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS

24. How do I pay tax withholding?

    You must pay any taxes that interWAVE is required to withhold upon exercise of an Award in cash or through other means as required by the Administrator.

25. Can interWAVE change or terminate the Plan?

    The Board may amend, suspend or terminate the Plan at any time and for any reason. However, no such amendment, suspension or termination may adversely affect your outstanding Award without your written consent.

26. Will I receive shareholder reports?

    As a participant in the Plan, you will receive the annual reports, proxy statements and other materials interWAVE sends to its shareholders generally.

27. Does the Plan limit my ability to resell Shares acquired under the Plan?

    Except as described below, the Plan generally places no limitations upon your ability to sell Shares acquired under the Plan. interWAVE will not receive any part of the proceeds of any such sales.

    While you are in possession of "inside information" (that is, material information about interWAVE that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares), you are prohibited by federal securities laws and interWAVE policy from trading Shares until the information has become public.

    Also, you may not resell under this prospectus any Shares acquired under the Plan if you are an "affiliate" of interWAVE within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "1933 Act"). Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

    Also, Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") Act permits interWAVE to recover any profit realized by certain officers, directors, and principal shareholders of interWAVE through the sale and purchase, or purchase and sale (as defined), of Shares within any period of less than 6 months. You will be notified if Section 16(b) of the 1934 Act applies to you.

28. Can I transfer my Award?

    Unless otherwise determined by the Administrator, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the Plan, other than by will or the applicable laws of descent and distribution, and all rights with respect to an Award granted to you will be available during your lifetime only to you.

29. What happens if interWAVE dissolves or is liquidated?

    In the event of interWAVE's proposed dissolution or liquidation, all outstanding Awards, the the extent not previously exercised, will terminate immediately prior to the consummation of the dissolution or liquidation.

30. What happens if interWAVE is acquired?

    In the event of interWAVE's merger with or into another corporation, or the sale of all or substantially all of its assets, each outstanding Award may be assumed or substituted for by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation does not agree to assume or substitute the outstanding Awards, participants shall shall have the right to exercise the Awards as to all of the Shares subject to the Awards, including Shares as to which the Awards would not otherwise be vested or exercisable. In such a case, the Administrator will notify you that your Award will be exercisable for a period of 15 days from that notice. The Award will terminate upon the expiration of that 15-day period.

31. What if I need more information?

    interWAVE will provide you free of charge with a copy of any or all of the documents incorporated by reference in this prospectus and in the Registration Statement on Form S-8 filed with the SEC relating to the Plan (except for any exhibits to these documents), including interWAVE's annual report, and copies of other reports, proxy statements and communications distributed to interWAVE's stockholders generally. You should direct your requests to:

interWAVE Communications Inc.
Attn: Shannyn McSheffrey
312 Constitution Drive
Menlo Park, CA 94025
Telephone: 650-838-2040
Facsimile: 650-321-6218

    Copies of the Plan document, this prospectus, any supplements to the prospectus, and further information concerning the Plan and its administration also are available free of charge by calling or writing interWAVE Communications International. Ltd., Attention: Stock Administration at the numbers and/or address listed above.

32. What else should I know about this prospectus?

    interWAVE may update this prospectus in the future by furnishing to you an appendix, memorandum, notice or replacement page containing updated information. interWAVE generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. interWAVE has not authorized anyone to provide you with different or additional information. interWAVE is not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

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INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. 1999 OPTION PLAN
TABLE OF CONTENTS
INTRODUCTION
ADMINISTRATION AND ELIGIBILITY
STOCK OPTIONS
STOCK PURCHASE RIGHTS
U.S. TAX AND ERISA INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS